Exhibit 99.1

NEWSRELEASE FOR IMMEDIATE RELEASE January 16, 2004

Contacts:
Analysts Jay Gould Susan Stuart	(614) 480-4060 (614) 480-3878	Media Jeri Grier Trasee Carr	(614) 480-5413 (614) 480-5407

HUNTINGTON BANCSHARES INCORPORATED

• REPORTS 2003 FOURTH QUARTER AND FULL YEAR RESULTS
• Fourth Quarter $0.40 Earnings Per Share
• Full Year $1.61 Earnings Per Share

• PROVIDES 2004 EARNINGS OUTLOOK OF $1.62-$1.66 PER SHARE

2003 FOURTH QUARTER EARNINGS

     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2003 fourth quarter earnings of $93.3 million, or $0.40 per common share, up from $90.9 million, or $0.39 per common share, in the third quarter. The third quarter results included a negative $13.3 million cumulative effect of a change in accounting principle as a result of adopting FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) effective July 1, 2003. Before the cumulative effect, 2003 third quarter earnings were $104.2 million, or $0.45 per common share. Compared with the year-ago results, fourth quarter earnings were up $24.0 million, or 35%, from $69.3 million, and up $0.11, or 38%, from $0.29 per common share.

     Full-year 2003 earnings were $372.4 million, or $1.61 per common share, up 15% and 21%, respectively, and included a negative $13.3 million cumulative effect of FIN 46. Before the cumulative effect, 2003 full-year earnings were $385.7 million, or $1.67 per common share, up $62.0 million, or 19%, from $323.7 million, or $1.33 per share, for the prior year.

     “Fourth quarter results were slightly better than our expectations and demonstrate the progress being made in building earnings momentum,” said Thomas Hoaglin, chairman, president, and chief executive officer. “Net interest income grew 2% from the third quarter as we saw strong average loan growth, led by a 7% increase in consumer loans, primarily residential mortgages and home equity loans, partially offset by a 4 basis point decline in the net interest margin.”

     “We also strengthened our balance sheet and improved our funding position by three actions,” he continued. “These included selling $1.0 billion of auto loans, extinguishing $250 million of high-cost, long-term debt, and selling $99 million of lower quality commercial loans including $43 million of non-performing assets.”

     “The sale of $1.0 billion of auto loans resulted in a pre-tax gain of $16.3 million and was consistent with our strategy to lower overall exposure to the auto-financing sector. For the year, we sold $2.1 billion of auto loans, which lowered our exposure to 28% of loans, leases, and securitized loans, from 33% at the end of 2002.”

     “We also extinguished $250 million of high cost, long-term debt at a cost of $15.3 million pre-tax. Eliminating this high cost debt will help lower funding costs over the next two years.”

     “The sale of $99 million of commercial loans, including $43 million of non-performing loans, helped to lower our non-performing asset ratio to only 41 basis points, the lowest level in many years. There was no earnings impact from this sale as loan loss reserves attributed to these loans were sufficient to absorb the $27 million of related losses. Though our loan loss reserve ratio declined to 1.59% at the end December from 1.75% at the end of September, our non-performing asset coverage ratio increased to 384% from 270% at the end of the third quarter.”

     “In summary, we made very significant progress in improving Huntington’s financial performance during 2003, and enter 2004 a much stronger company with earnings momentum and strong reserves and capital,” he concluded.

Discussion of Results

     Fourth quarter results compared with sequential third quarter performance reflected:

•	$0.9 billion, or 4%, increase in average loans and leases.

•	13% decline in average operating lease assets.

•	$0.3 billion, or 2%, decrease in average core deposits.

•	3.42% net interest margin, down from 3.46%.

•	$16.3 million pretax ($10.6 million after-tax or $0.05 per share) gain on sale of $1.0 billion of automobile loans.

•	$15.3 million pretax ($9.9 million after-tax or $0.04 per share) loss associated with extinguishing $250 million of long-term debt.

•	$3.5 million pretax ($2.3 million after-tax or $0.01 per share) mortgage servicing rights (MSR) impairment recovery, compared with a $17.8 million pretax ($11.6 million after-tax or $0.05 per share) impairment recovery in the third quarter.

•	$99 million sale of lower quality loans, including $43 million of non-performing assets (NPAs)

•	0.41% period-end NPA ratio, down from 0.65%.

•	1.03% annualized net charge-offs, up from 0.64%, including 50 basis points associated with the loan sale.

•	1.59% period end loan loss reserve ratio, down from 1.75%.

•	384% period end NPA coverage ratio, up from 270%.

     Fully taxable equivalent net interest income increased $4.2 million, or 2%, from the third quarter, primarily reflecting the favorable impact of a 3% growth in average earning assets, partially offset by a 4 basis point, or an effective 1%, decrease in the net interest margin. The fully taxable equivalent net interest margin decreased to 3.42% from 3.46%. This decline primarily reflected lower non-deferrable loan fees. During the fourth quarter, $250 million of high cost, long-term repurchase agreements were extinguished. This debt extinguishment will reduce funding costs in future quarters, but resulted in a one-time non-interest expense loss of $15.3 million.

     Compared with the year-ago quarter, fully taxable equivalent net interest income increased $26.2 million, or 13%, reflecting a $4.3 billion, or 20%, increase in average earning assets, partially offset by a 20 basis point, or an effective 6%, decline in the fully taxable equivalent net interest margin to 3.42% from 3.62%.

     Average loans and leases increased $0.9 billion, or 4%, from the third quarter almost entirely due to higher average consumer loans. Contributing to the consumer loan growth was a $0.4 billion, or 21%, increase in average residential mortgages, a $0.2 billion, or 5%, increase in average home equity loans and lines, and a $0.1 billion, or 3%, increase in average automobile loans and leases. Average commercial real estate loans (CRE) increased $0.1 billion, or 3%. Commercial and industrial (C&I) loans were essentially unchanged reflecting a slight decline in middle-market C&I loans, offset by a 9%, increase in small business loans.

     During the first week of December, $1.0 billion in automobile loans were sold resulting in a $16.3 million pretax gain on sale, and bringing total automobile loans sold for the year to $2.1 billion. The current quarter sale represented a continuation of a strategy to lower exposure to automobile financing. Total automobile financing exposure is the sum of auto loans and leases, operating automobile lease assets, and securitized auto loans, compared to the sum of total loans, operating lease assets, and securitized loans (see table below). At December 31, 2003, this exposure was $6.2 billion, representing a 28% exposure, down from $7.2 billion, or a 33% exposure a year earlier.

($ billions)	12/31/03	12/31/02
Total Company
Loans and leases	$21.1	$18.6
Operating lease assets	1.3	2.2
Securitized loans	0.0	1.1

Total company	$22.3	$21.9

Automobile Financing
Loans and leases	$4.9	$3.9
Operating lease assets	1.3	2.2
Securitized loans	0.0	1.1

Total auto exposure	$6.2	$7.2
% Total company	28%	33%

     Average total loans and leases in the fourth quarter increased $3.2 billion, or 18%, from the year-ago quarter. Average automobile loans and leases increased $1.6 billion, or 44%, with $1.0 billion due to the 2003 third quarter adoption of FIN 46. Average residential mortgages increased $0.8 billion, or 48%, reflecting strong growth in adjustable rate mortgages. Average home equity loans and lines increased $0.5 billion, or 16%. Total average C&I and CRE loans were up $0.3 billion, or 3%, from a year ago, reflecting 11% growth in middle-market CRE and 10% growth in small business loans, partially offset by a 4% decline in middle-market C&I loans.

     Average investment securities increased $0.5 billion, or 12%, from the third quarter, and were up $1.2 billion, or 38%, from the year-ago quarter primarily reflecting the investment of a portion of the proceeds from the sale of automobile loans. Average mortgages held for sale decreased $0.6 billion, or 67%, from the third quarter, and were down $0.2 billion, or 37%, from the year-ago quarter due to sale of a portion of mortgage production to agencies.

     Total average core deposits in the fourth quarter decreased $0.3 billion, or 2%, from the third quarter reflecting decreases in all deposit categories with the exception of savings deposits which remained essentially unchanged. These deposit net outflows appear to reflect migrations to equity markets, as well as the impact of lower rates offered on deposit accounts. Compared with the year-ago quarter, average core deposits increased $0.5 billion, or 4%, and reflected a $1.2 billion, or 22%, increase in interest bearing demand deposits, primarily money market accounts. This increase was partially offset by a $0.8 billion, or 25%, decline in retail CDs reflecting the reduced emphasis on this relatively higher cost source of deposits. Average non-interest bearing deposits were up $0.2 billion, or 6%, from the year-ago quarter.

     Non-interest income decreased $26.3 million, or 10%, from the third quarter. Comparisons with prior-period results are heavily influenced by the decline in operating leases and the related decline in operating lease income. These trends are expected to continue as all leases originated since April 2002 are direct financing leases where the income is reflected in net interest income, not non-interest income. Reflecting the run-off of the operating lease portfolio, operating lease income declined $12.3 million, or 10%, from the third quarter. Excluding operating lease income, non-interest income decreased $13.9 million, or 9%, from the third quarter. The primary drivers of the $13.9 million reduction were:

•	$20.5 million, or 68%, decline in mortgage banking income. Contributing to this decline was a $14.3 million decline in MSR impairment recoveries ($3.5 million in the fourth quarter vs. $17.8 million in the third quarter). The MSR valuation reserve at December 31, 2002 was $6.1 million. Excluding the MSR valuation change between quarters, mortgage banking income decreased $6.2 million, or 50%, reflecting lower origination fees and net marketing income due to a decline in current-quarter originations from the prior quarter. At December 31, 2003, MSRs as a percent of serviced mortgages were 1.11%, up from 1.07% at September 30, 2003.

•	No gains on the sale of branch offices compared with a $13.1 million third quarter gain associated with the sale of four West Virginia branch offices.

•	$4.1 million, or 18%, decrease in other income reflecting lower investment banking income and trading fees.

Partially offset by:

•	$16.3 million gain on sale of automobile loans compared with no such gains in the third quarter.

•	$5.4 million increase in investment securities gains reflecting $1.3 million of gains in the fourth quarter vs. $4.1 million of losses in the third quarter.

•	$2.5 million, or 6%, increase in service charges on deposit accounts.

     Compared with the year-ago quarter, non-interest income declined $25.3 million, or 9%. Comparisons with prior-period results are also heavily influenced by the decline in operating lease income for the reasons noted above. Reflecting the run-off of the operating lease portfolio, operating lease income declined $44.0 million, or 29%, from the year-ago quarter. Excluding operating lease income, non-interest income increased $18.6 million, or 15%, from the year-ago quarter. The primary drivers of the $18.6 million increase were:

•	$16.3 million gain on the sale of automobile loans in the current quarter vs. none in the year-ago quarter.

•	$4.1 million increase in mortgage banking income, including the benefit of the $3.5 million MSR impairment recovery in the current quarter vs. a $6.2 million MSR impairment charge a year ago, partially offset by lower origination fee income and net marketing income.

•	$3.3 million, or 8%, increase in service charges on deposit accounts.

Partially offset by:

•	$3.0 million, or 13%, decline in other income primarily reflecting lower investment banking income.

•	$1.7 million, or 15%, decline in other service charges and fees reflecting lower merchant service revenue due to the lower fee structure resulting from the VISA settlement, as well as lower ATM surcharge and interchange fees.

     Non-interest expense increased $17.3 million, or 6%, from the third quarter. Fourth quarter expenses included $1.8 million of costs associated with the on-going SEC investigation. Comparisons with prior-period results are also influenced by the decline in operating lease expense as the operating lease portfolio continues to run-off (see above discussion). Operating lease expense declined $7.5 million, or 8%, from the third quarter. Excluding operating lease expense, non-interest expense increased $24.8 million, or 12%, from the third quarter. The primary drivers of the $24.8 million increase were:

•	$15.3 million pretax loss associated with extinguishing $250 million of high cost, long-term repurchase agreement debt.

•	$7.1 million, or 39%, increase in other expense reflecting higher residual insurance costs, seasonal charitable contribution expense, and other miscellaneous expense.

•	$2.6 million, or 2%, increase in personnel costs related to higher incentive costs and lowered deferred loan origination costs, partially offset by lower mortgage-related sales commissions and benefit expense.

     Compared with the year-ago quarter, non-interest expense declined $11.8 million, or 4%. Comparisons with prior-period results are also heavily influenced by the decline in operating lease expense. Operating lease expense declined $35.1 million, or 29%, from the year-ago quarter. Excluding operating lease expense, non-interest expense increased $23.3 million, or 11% from the year-ago quarter. The primary drivers of the $23.3 million increase were:

•	$15.3 million of expense associated with extinguishing the high cost long-term repurchase agreement debt in the current quarter.

•	$5.5 million, or 5%, increase in personnel costs reflecting the same factors as those impacting comparisons with the third quarter.

•	$6.9 million less benefit from restructuring reserve releases which totaled $0.4 million in the current quarter vs. $7.2 million in the year-ago quarter.

•	$3.1 million, or 34%, increase in professional services, including $6.9 million of expenses associated with the SEC formal investigation.

Partially offset by:

•	$6.9 million, or 21%, decrease in other expense, as the year-ago quarter included a $3.9 million impairment of an investment in an unconsolidated subsidiary, as well as higher operating losses and other miscellaneous expenses.

2003 Fourth Quarter Credit Actions

     In the 2003 fourth quarter, the credit workout group, whose mission is the early identification and aggressive resolution of problem credits, identified an economically attractive opportunity to sell $99 million of lower quality loans, including $43 million of NPAs. Previously established reserves for these loans were sufficient to absorb the $26.6 million of related charge-offs, including the $17.1 million associated with the sold NPAs. NPAs at December 31, 2003 were $87.4 million and represented 0.41% period-end loans and leases, down from $137.1 million, or 0.65%, at September 30, 2003, and $136.7 million, or 0.74%, at the end of the year-ago quarter. This was the lowest level in many years.

Credit Quality

     Net charge-offs for the 2003 fourth quarter were $55.1 million, or an annualized 1.03% of average loans and leases, up from $32.8 million, or 0.64%, in the third quarter and down from $83.2 million, or 1.83%, in the year-ago quarter. Included in the 2003 fourth quarter was $26.6 million in commercial and commercial real estate loan net charge-offs associated with the fourth quarter credit actions, or an annualized 0.50% of average total loans and leases (see discussion above). Excluding this $26.6 million in net charge-offs, 2003 fourth quarter net charge-offs would have been $28.6 million, or 0.53% of average loans and leases, down from $32.8 million, or 0.64%, in the third quarter.

     The total of C&I and CRE net charge-offs were $36.9 million, or an annualized 1.55% of related average loans, in the 2003 fourth quarter. Excluding net charge-offs associated with the fourth quarter credit actions, total C&I and CRE net charge-offs were $10.4 million, or an annualized 0.44%. This compares with 2003 third quarter net charge-offs of $15.8 million, or 0.68%.

     Total consumer net charge-offs were an annualized 0.61% in the fourth quarter, unchanged from the third quarter. Net charge-offs on automobile loans and leases were an annualized 1.00% in the fourth quarter, up from 0.94% in the third quarter. This reflected a combination of factors including the typical fourth quarter seasonal increase, as well as the adverse impact of the sold automobile loan portfolio, consisting of loans having no delinquencies.

     Credit losses on operating lease assets are included in operating lease expense and were $8.8 million, down from $10.0 million in the third quarter and $14.3 million in the year-ago quarter. Recoveries on operating lease assets are included in operating lease income and totaled $1.9 million, $2.6 million, and $2.6 million for the same periods, respectively. The ratio of operating lease asset credit losses, net of recoveries, was an annualized 2.05% in the current quarter, 1.90% in the third quarter, and 2.02% in the year-ago quarter. As noted in the non-interest income discussion above, the operating lease portfolio will decrease over time as no new operating lease assets have been generated since April 2002. As a result, while the absolute level of operating lease credit losses is expected to decline over time, the ratio of credit losses expressed as a percent of declining average operating lease assets is generally expected to increase over time.

     The over 90-day delinquent, but still accruing, loans as a percent of total loans and leases declined to 0.27% at December 31, 2003, from 0.31% at September 30, 2003. The 30-day delinquency ratio decreased to 1.23% at December 31, 2003, from 1.25% at the end of the third quarter, and was down significantly from 1.54% at the end of the year-ago quarter. This reflected improvement in the total C&I and CRE 30-day delinquency ratio to 0.62% at quarter end, down from 0.67% at the end of the third quarter and 1.00% a year earlier. Total consumer 30-day delinquencies were 1.72% at quarter end, unchanged from September 30, 2003, but down from 2.08% a year ago.

     The provision for loan and lease losses in the fourth quarter was $26.3 million, compared with $51.6 million in the third quarter. Compared with the year-ago quarter, loan and lease loss provision expense was down $24.9 million, or 49%, as the year-ago quarter included special credit actions consisting of the sale of $77 million of NPAs, including $51.3 million of related net-charge-offs.

     The December 31, 2003, allowance for loan and lease losses was $335.3 million, down $34.9 million from September 30, 2003. This decline primarily reflected a $26.6 million reduction due to charge-offs associated with the fourth quarter credit actions. Expressed as a percent of period-end loans and leases, the allowance for loan and lease losses at December 31, 2003, was 1.59%, down from 1.75% at September 30, 2003, and down from 1.81% at the end of the year-ago quarter. The allowance for loan and lease losses as a percent of non-performing assets increased to 384% at December 31, 2002, from 270% at September 30, 2003, and was well above the year-ago level of 246%.

Capital

     At December 31, 2003, the tangible equity to assets ratio was 6.80%, up from 6.78% at September 30, 2003, but down from 7.22% at December 31, 2002. The decline from the year-ago period reflected the impact of the 2003 third quarter adoption of FIN 46, which consolidated $1.0 billion of previously securitized automobile loans, as well as share repurchases in the 2003 first quarter.

2004 Outlook

     “The economic environment and level of interest rates are always key factors in determining performance expectations,” said Hoaglin. “At present, we are anticipating a strengthening economy with rates remaining at absolute low levels, though increasing in the second half of the year. Demand for middle-market C&I loans is expected to begin showing signs of growth, and we believe the very good growth trends we have been seeing in small business loans will continue. While mortgage originations are expected to decline, given record refinancings in 2003, we nevertheless anticipate good growth in consumer loans, both residential mortgages and home equity loans and lines. In addition, another year of strong nationwide auto loan sales is forecast, which should result in strong demand for auto credit.”

     “Exclusive of operating lease income, non-interest income growth is expected to be modest driven by a pick-up in securities-market related fee income, as well as growth in deposit service charges. However, growth will be mitigated by an expected decline in mortgage banking income reflecting lower refinance activity.”

     “Expense growth, excluding operating lease expense, will be modest. We expect a substantial increase in pension costs, and to a lesser degree benefit expenses. Nevertheless, we expect revenue growth rates will continue to exceed that of expenses. As such, we expect continued progress in improving our efficiency ratio.”

     “Net charge-offs should continue to decline reflecting the benefits of our improved and higher underwriting standards of the last couple of years, a more risk adverse mix of loans and leases, as well as a stronger economic environment.”

     “Reflecting these factors, we are targeting reported, or GAAP, earnings of $1.62-$1.66 per share in 2004. This excludes any gains associated with future automobile loan sales to the extent such sales occur. As noted last quarter, to the degree such gains or other one-time items impacting anticipated performance are known, their impact will be included in our earnings guidance,” he concluded.

Conference Call / Webcast Information

     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. EST. The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at 888-806-9459. Slides will be available at www.huntington-ir.com just prior to 1:00 p.m. EST on January 16, 2004 for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through January 31, 2004 at 800-615-3210; conference ID 349210.

Forward-looking Statement

     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K/A for the year ended December 31, 2002, filed November 14, 2003, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Information Regarding Non-GAAP Financial Measures

     This release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Quarterly Financial Review supplement to this Fourth Quarter 2003 Earnings Press Release, which can be found on Huntington’s website at www.huntington-ir.com.

Annualized data

     Certain returns, yields, performance ratios, or growth rates for a quarter are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully taxable equivalent interest income and net interest margin

     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

     Significant one-time income or expense items may be expressed on a per common share basis. This is done for analytical purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Management does this for performance analysis and decision-making. Investors also find this information helpful in their evaluation of the company’s financial performance against published earnings per share consensus amounts, which typically exclude the impact of significant one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.

NM or nm

     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.

About Huntington

     Huntington Bancshares Incorporated is a $30 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 137 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of approximately 700 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.

###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics

				Percent Change vs.
(in thousands, except per share amounts)	4Q03	3Q03	4Q02	3Q03	4Q02
Net Interest Income	$224,315	$220,471	$199,179	1.7%	12.6%
Provision for Loan and Lease Losses	26,341	51,615	51,236	(49.0)	(48.6)
Securities Gains (Losses)	1,280	(4,107)	2,339	N.M	(45.3)
Gain on Sale of Branch Offices	—	13,112	—	(100.0)	—
Gain on Sales of Automobile Loans	16,288	—	—	—	—
Non-Interest Income	228,942	263,763	269,516	(13.2)	(15.1)
Non-Interest Expense	317,816	300,182	336,520	5.9	(5.6)
Restructuring Charges (Releases)	(351)	—	(7,211)	—	(95.1)

Income Before Income Taxes	127,019	141,442	90,489	(10.2)	40.4
Income Taxes	33,758	37,230	21,226	(9.3)	59.0

Income before cumulative effect of change in accounting principle	93,261	104,212	69,263	(10.5)	34.6
Cumulative effect of change in accounting principle, net of tax	—	(13,330)	—	(100.0)	—

Net Income	$93,261	$90,882	$69,263	2.6%	34.6%

Income before cumulative effect of change in accounting principle — diluted	$0.40	$0.45	$0.29	(11.1)%	37.9%
Net Income per common share — diluted	$0.40	$0.39	$0.29	2.6%	37.9%
Cash dividends declared per common share	$0.175	$0.175	$0.16	—%	9.4%
Book value per common share at end of period	$9.93	$9.79	$9.40	1.4%	5.6%

Average common shares — basic	228,902	228,715	233,581	0.1%	(2.0)%
Average common shares — diluted	231,986	230,966	235,083	0.4%	(1.3)%

Return on average assets(1)	1.22%	1.39%	1.02%
Return on average shareholders’ equity(1)	16.6%	18.5%	12.7%
Net interest margin(2)	3.42%	3.46%	3.62%
Efficiency ratio(3)	67.1%	60.0%	69.9%

Average loans and leases	$21,406,486	$20,511,312	$18,183,905	4.4%	17.7%
Average earning assets	$26,363,248	$25,564,291	$22,040,631	3.1%	19.6%
Average core deposits(4)	$15,543,934	$15,801,133	$15,013,108	(1.6)%	3.5%
Average core deposits — linked quarter annualized growth rate(4)	(6.5)%	9.8%	(1.5)%
Average core deposits — excluding Retail CDs	$13,052,055	$13,240,345	$11,708,820	(1.4)%	11.5%
Average core deposits excl. Retail CDs - linked quarter annualized growth rate	(5.6)%	19.4%	3.1%
Average total assets — reported	$30,389,249	$29,849,827	$26,861,355	1.8%	13.1%
Average shareholders’ equity	$2,228,129	$2,239,486	$2,163,044	(0.5)%	3.0%

Total assets at end of period	$30,483,804	$30,095,186	$27,527,932	1.3%	10.7%
Total shareholders’ equity at end of period	$2,275,002	$2,241,456	$2,189,793	1.5%	3.9%

Net charge-offs (NCOs)	$55,143	$32,774	$83,158	68.3%	(33.7)%
NCOs as a % of average loans and leases	1.03%	0.64%	1.83%
Non-performing loans and leases (NPLs)	$75,481	$121,881	$128,069	(38.1)%	(41.1)%
Non-performing assets (NPAs)	$87,386	$137,077	$136,723	(36.3)%	(36.1)%
NPAs as a % of total loans and leases and other real estate (OREO)	0.41%	0.65%	0.74%
Allowance for loan and lease losses (ALL) as a % of total loans and leases at the end of period	1.59%	1.75%	1.81%
ALL as a % of NPLs	444%	304%	263%
ALL as a % of NPAs	384%	270%	246%

Tier 1 risk-based capital(5)(6)	8.51%	8.40%	8.34%
Total risk-based capital(5)(6)	11.93%	11.19%	11.25%
Tier 1 leverage(5)	7.99%	7.94%	8.51%
Average equity / assets	7.33%	7.50%	8.05%
Tangible equity / assets(6)	6.80%	6.78%	7.22%

(1)	Based on income before cumulative effect of change in accounting principle, net of tax.
(2)	On a fully taxable equivalent basis assuming a 35% tax rate.
(3)	Non-interest expense less amortization of intangible assets ($0.2 million for all periods above) divided by the sum of fully taxable equivalent net interest income and non-interest income excluding securities gains (losses).
(4)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, retail CDs and other domestic time deposits.
(5)	Estimated at the end of December, 2003.
(6)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).
N.M. — Not Meaningful

10

HUNTINGTON BANCSHARES INCORPORATED
Annual Key Statistics

			Percent
(in thousands, except per share amounts)	2003	2002	Change
Net Interest Income	$848,986	$749,574	13.3%
Provision for Loan and Lease Losses	163,993	194,426	(15.7)
Securities Gains	5,258	4,902	7.3
Gain on Sales of Automobile Loans	40,039	—	—
Gain on Sale of Branch Offices	13,112	—	—
Gain on sale of Florida Operations	—	182,470	(100.0)
Merchant Services Gain	—	24,550	(100.0)
Non-Interest Income	1,010,744	1,129,782	(10.5)
Non-Interest Expense	1,236,825	1,325,174	(6.7)
Restructuring (Releases) Charges	(6,666)	48,973	N.M.

Income Before Income Taxes	523,987	522,705	0.2
Income Taxes	138,294	198,974	(30.5)

Income before cumulative effect of change in accounting principle	385,693	323,731	19.1
Cumulative effect of change in accounting principle, net of tax	(13,330)	—	—

Net Income	$372,363	$323,731	15.0%

Income before cumulative effect of change in accounting principle — diluted	$1.67	$1.33	25.6%
Net Income per common share — diluted	$1.61	$1.33	21.1%
Cash dividends declared per common share	$0.67	$0.64	4.7%

Average common shares — basic	229,401	242,279	(5.3)%
Average common shares — diluted	231,582	244,012	(5.1)%

Return on average assets(1)	1.33%	1.24%
Return on average shareholders’ equity(1)	17.6%	14.5%
Net interest margin(2)	3.49%	3.62%
Efficiency ratio(3)	63.9%	65.6%

Average loans and leases	$20,023,718	$17,417,455	15.0%
Average earning assets	$24,592,810	$20,846,137	18.0%
Average total assets	$28,942,770	$26,033,243	11.2%
Average core deposits(4)	$15,437,060	$15,268,487	1.1%
Average core deposits — excluding Retail CDs	$12,735,282	$11,649,577	9.3%
Average shareholders’ equity	$2,196,348	$2,238,761	(1.9)%

Total assets at end of period	$30,483,804	$27,527,932	10.7%
Total shareholders’ equity at end of period	$2,275,002	$2,189,793	3.9%

Net charge-offs (NCOs)	$161,809	$196,912	(17.8)%
NCOs as a % of average loans and leases	0.81%	1.13%

Non-performing loans and leases (NPLs)	$75,481	$128,069	(41.1)%
Non-performing assets (NPAs)	$87,386	$136,723	(36.1)%
NPAs as a % of total loans and leases and other real estate (OREO)	0.41%	0.74%
Allowance for loan and lease losses (ALL) as a % of total loans and leases at the end of period	1.59%	1.81%
ALL as a % of NPLs	444%	263%
ALL as a % of NPAs	384%	246%

Tier 1 risk-based capital(5)(6)	8.51%	8.34%
Total risk-based capital(5)(6)	11.93%	11.25%
Tier 1 leverage(5)	7.99%	8.51%
Average equity / assets	7.59%	8.60%
Tangible equity / assets(6)	6.80%	7.22%

(1)	Based on income before cumulative effect of change in accounting principle, net of tax.
(2)	On a fully taxable equivalent basis assuming a 35% tax rate.
(3)	Non-interest expense less amortization of intangible assets ($0.8 million and $2.0 million, respectively) divided by the sum of fully taxable equivalent net interest income and non-interest income excluding securities gains.
(4)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, retail CDs and other domestic time deposits
(5)	Estimated for the end of December, 2003.
(6)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).
N.M. — Not Meaningful

11